                                  Exhibit 10.8

   Consulting Agreement dated as of September 1, 1997 between the Corporation and Murray Scott.

                              CONSULTING AGREEMENT

     AGREEMENT entered into as of 25 the day of August 1997, between Diamond Entertainment Corporation, a New Jersey corporation (the "Company"), and Murray Scott ("Consultant").

     WHEREAS, the Company desires that Consultant provide consulting services to the Company pursuant hereto and Consultant is agreeable to providing such services.

     NOW THEREFORE, In consideration of the premises and the mutual promises set forth herein, the parties hereto agree as follows:

     1. For a period of two year from the date hereof (the "Consulting Period"), Consultant shall serve as a consultant to the Company on matters pertaining to the restructuring and design of the Company's operations and long term strategic plan, including, but not limited to the development of new products, acquisition of new products, merger and acquisition of companies and marketing strategies. Consultant's services shall include consultation with, and advice to, directors and officers of the Company.

     2. During the Consulting Period, the Company shall be entitled to Consultant's services for reasonable times when and to the extent requested by, and subject to the direction of the Chairman and Chief Executive Officer of the Company.

     3. Consultant's services shall be rendered from his office, unless by mutual agreement from time to time arrangements are made for those services to be rendered elsewhere. Reasonable travel and living expenses, approved in advance by the Company, necessarily incurred by Consultant to render services at locations other than his office shall be reimbursed by the Company promptly upon receipt of proper statements with regard to the nature and amount of those expenses. Those statements shall be furnished to the Company monthly at the end of each calendar month of the Consulting Period during which any of those expenses are incurred.

     4. In consideration of Consultant's entering into this Agreement, the Company has agreed to issue to Consultant 250,000 common stocks and warrants (the "Warrants") on August 25, 1997 at an exercise price of $0.10 per share expiring August 24, 1999 to purchase 250,000 shares of the Company's Common Stock.

     The Company intends to register the Common Stocks and Warrants with the Securities and Exchange Commission as soon as possible on a Form S-8, subject to appropriate clearance from the Company's Accountants and Attorneys.

     5. Consultant agrees that he will not, without the Company's consent, disclose to anyone any trade secrets of the Company or any confidential or non-public information relating to the Company's business, operations or prospects.

     6. Consultant acknowledges that it would be extremely difficult, if not impossible, to measure accurately the damages to the Company from any breach by Consultant of Section 5 of this Agreement, and that the injury to the Company from any such breach would be incalculable in irremediable. Accordingly, Consultant agrees that upon any breach of Section 5 of this Agreement, the Company's remedy at law would be inadequate and the Company shall be entitled as a matter of right to institute legal proceedings in any court of competent jurisdiction and receive an injunction restraining the further and continued breach of Section 5 of this Agreement and recovery of all damages to the Company incurred, by reason of conducting the activity in violation of Section 5 of this Agreement.

     7. In any legal or equitable action brought with respect to this Agreement (including, but not limited to, suit for injunctive relief for a breach of the terms and provisions of Section 5 of this Agreement), the prevailing party shall be entitled to recover all of its reasonable attorney's fees and costs in connection therewith at all levels.

     8. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives and to any successor to the Company, which successor shall be deemed substituted for the Company under the terms of this Agreement.

     9. Any notice, request, instruction, legal process or other document to be given hereunder shall be in writing and shall be delivered personally, against receipt, by fax or by registered or certified mail, return receipt requested as set forth below:


     If to Consultant:

          Murray Scott
          c/o Gregg's Marine Interior Ltd.
          2300 Douglas Street
          Victoria, B.C., Canada V8T 4L7
          Fax No.: (250)388-5548

     If to the Company:
          James Lu
          President and Chief Executive Officer
          Diamond Entertainment Corporation
          16818 Marquardt Avenue
          Cerritos, CA 90703
          Fax No.: (562)921-3993


     10. This instrument contains the entire agreement between the parties hereto with respect to the provision of consulting services by Consultant.

     11. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

     12. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     13. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



"Company"
DIAMOND ENTERTAINMENT CORPORATION

/s/ James Lu
-------------------------------------
James Lu
President and Chief Executive Officer



"Consultant"

          /s/ Murray Scott
--------------------------------------
Murray Scott